As filed with the Securities and Exchange Commission on February 13, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&T Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1434426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 Philadelphia Street

Indiana, Pennsylvania 15701

(800) 325-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ROBERT E. ROUT

SENIOR EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

CHIEF ADMINISTRATIVE OFFICER AND SECRETARY

S&T BANCORP, INC.

800 PHILADELPHIA STREET

INDIANA, PENNSYLVANIA 15701

(800) 325-2265

Fax. No. (724) 465-1847

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

ROBERT B. OTT

ARNOLD & PORTER LLP

1600 TYSONS BLVD.

SUITE 900

MCLEAN, VA 22102

(703) 720-7000

Fax. No. (703) 720-7399

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer	Smaller reporting company ☐
(Do not check if a smaller reporting company) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee (3)
Fixed Rate Cumulative Perpetual Preferred Stock, Series A (2)	108,676 shares	$1,000.00 (1)	$108,676,000	$4,270.97
Depository Shares (2)	—	—	—	—
Common Stock (3)	517,012 shares	31.53 (4)	16,301,388	640.64
Warrants (3)	—	—	—	—
Total	—	—	$124,977,388	$4,911.61

(1)	Represents the liquidation preference amount per share of the preferred stock being registered for resale (the “Series A Preferred Stock”), which S&T Bancorp, Inc. (“S&T”) sold to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program.
(2)	In the event Treasury requests that S&T deposit the shares of Series A Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Series A Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series A Preferred Stock.
(3)	The shares of common stock being registered are purchasable upon exercise of the warrants being registered, which S&T issued to Treasury concurrent with the sale of the Series A Preferred Stock to Treasury as described in footnote (1). In addition to the number of shares of common stock stated in the table above, there is registered, pursuant to Rule 416, such number of additional shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the warrants. Pursuant to Rule 457(g), no additional fee is payable for the warrants.
(4)	Calculated in accordance with Rule 457(g) based on the per share exercise price of the Warrant of $31.53.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

S&T Bancorp, Inc.

108,676 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A,

Liquidation Preference Amount $1,000 Per Share

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

517,012 Shares of Common Stock and a Warrant to Purchase Such Shares

This prospectus relates to (i) 108,676 shares of S&T Bancorp, Inc. (“S&T”) Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share, or, in the event such shares are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such shares, (ii) a warrant, or portions thereof, which expires on January 16, 2019, to purchase 517,012 shares of our common stock at an exercise price of $31.53 per share, subject to adjustment as described in this prospectus, and (iii) the shares of our common stock which may be purchased upon exercise of the warrant. The shares of the Series A Preferred Stock and the warrant were issued by S&T on January 16, 2009 to the United States Department of the Treasury (the “Treasury”) as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”).

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between S&T and Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “STBA.” On February 9, 2009, the closing sale price of our common stock on the Nasdaq Global Select Market was $27.20 per share. Neither the Series A Preferred Stock nor the warrant is currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for these securities unless we are requested to do so by Treasury.

On February 9, 2009, the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates was approximately $709 million.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that S&T Bancorp, Inc. filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

All references in this prospectus to “S&T,” “we,” “us,” “our,” or similar references mean S&T Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “S&T Bancorp” mean S&T Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to “S&T Bank” in this prospectus, we mean our subsidiary, S&T Bank, which is a Pennsylvania bank.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity;

•	credit losses;

•	sources of liquidity;

•	legislation affecting the financial services industry as a whole, and/or S&T and its subsidiaries individually or collectively;

•	regulatory supervision and oversight, including required capital levels;

•	increasing price and product/service competition by competitor, including new entrants;

•	rapid technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products/services;

•	containing costs and expenses;

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•	governmental and public policy changes, including environmental regulations;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support our future businesses;

•	changes in the local economy in western-Pennsylvania area;

•	managing our internal growth and acquisitions;

•	volatility and disruption in national and international financial markets;

•	U.S. government initiatives affecting the financial services industry; and

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in among other things, are reduced demand for credit and other services.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

(a)	S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	S&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c)	S&T’s Current Reports on Form 8-K or 8-K/A filed on January 31, 2008; March 4, 2008; March 18, 2008; April 21, 2008; April 22, 2008; May 13, 2008; May 21, 2008; May 22, 2008; June 9, 2008; June 17, 2008; August 18, 2008, September 16, 2008; December 16, 2008, December 23, 2008; January 2, 2009; January 15, 2009; January 15, 2009; and January 20, 2009; and

(d)	the description of the Registrant’s common stock contained in the Registrant’s Form 8-K, dated January 31, 2008, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

In addition, any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at http://www.stbank.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

You may request a copy of any of these filings, at no cost, by writing to or telephoning us at the following address:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

(800) 325-2265

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus.

S&T Bancorp, Inc.

Business Summary

S&T was incorporated on March 17, 1983, under the laws of the Commonwealth of Pennsylvania, as a bank holding company and is headquartered in Indiana, Pennsylvania. S&T provides a full range of financial services through a branch network of 55 offices located in Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania. S&T provides full service retail and commercial banking products as well as cash management services; insurance; financial and estate planning; estate and trust administration; investment management; employee benefit services and administration; corporate services and other fiduciary services. S&T’s common stock trades on the Nasdaq Global Select Market under the symbol “STBA.”

On June 6, 2008, S&T completed its acquisition of IBT Bancorp, Inc. (“IBT”), pursuant to an Agreement and Plan of Merger, by and between S&T and IBT, dated December 16, 2007 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, which was approved by the shareholders of IBT on May 13, 2008, IBT was merged with and into S&T, with the S&T being the surviving corporation (the “Merger”). In connection with the Merger, IBT shareholders received for each share of IBT common stock they hold, at their election, either $31.00 in cash or 0.93 of a share of S&T common stock. IBT shareholders could elect to receive all cash, all S&T common stock, or a combination of cash and S&T common stock for their shares of IBT common stock, subject to the allocation procedures described in the Merger Agreement. Holders of options to purchase IBT common stock had their stock options cancelled for a cash payment equal to the difference between $31.00 and the exercise price per share for each such stock option, which IBT paid immediately prior to the merger.

S&T issued a total of 2,751,749 shares of S&T common stock at a recorded fair value of $91.7 million and paid a total of $75.1 million in cash to the former IBT shareholders.

Financial Condition

S&T’s total assets averaged $3.8 billion in the first nine months of 2008 and $3.3 billion for the 2007 full year average. Average loans were $3.1 billion in the first nine months of 2008 and $2.7 billion for the 2007 full year average. Average securities were $409.6 million and $395.2 for the nine months of 2008 and 2007 full year average, respectively. Stockholders’ equity was $450.7 million at September 30, 2008 and $337.6 million at December 31, 2007.

S&T’s principal executive offices are located at 800 Philadelphia Street, Indiana, Pennsylvania 15701. The telephone number is 800-325-2265. S&T maintains a website at www.stbank.com. Information on our website should not be treated as part of this prospectus.

Securities Being Offered

On January 16, 2009, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), S&T sold to Treasury 108,676 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $108,676,000, and concurrently issued to Treasury a ten-year warrant to purchase up to 517,012 shares of our common stock at an exercise price of $31.53 per share. The issuance of the Series A Preferred Stock and the warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act. S&T was required under the terms of the related securities purchase agreement between S&T and Treasury to register for resale the shares of the Series A Preferred Stock, the warrant and the shares of S&T common stock issuable upon exercise of the warrant. This registration statement includes depositary shares, representing fractional interests in the Series A Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that S&T deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement. See “Description of Depositary Shares.” The terms of the Series A Preferred Stock, the warrant and our common stock are described under “Description of Series A Preferred Stock,” “Description of Warrant,” and “Description of Capital Stock.” The securities purchase agreement between S&T and Treasury was attached as Exhibit 10.1 to S&T’s Current Report on Form 8-K filed on January 20, 2009 and is incorporated into this prospectus by reference. A copy of the Warrant issued to Treasury was attached as Exhibit 4.2 to S&T’s current report on Form 8-K filed on January 20, 2009 and incorporated into this prospectus by reference. See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference, before deciding whether an investment in our securities is suited to your particular circumstances. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Related to Our Business

The market price of S&T common stock may fluctuate significantly in response to a number of factors, including:

•	changes in securities analysts’ estimates of financial performance

•	volatility of stock market prices and volumes

•	changes in market valuations of similar companies

•	changes in conditions in credit markets

•	new products or services offered in the banking and/or financial services industries

•	variations in quarterly or annual operating results

•	new litigation

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (“FASB”) or other regulatory agencies

If S&T does not adjust to changes in the financial services industry, its financial performance may suffer.

S&T’s future financial performance will depend in part on its ability to expand its scope of available financial services to its customers. In addition to other banks, competitors include security dealers, brokers, mortgage bankers, investment advisors, and finance and insurance companies. The increasingly competitive environment is, in part, a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers.

Future governmental regulation and legislation could limit our growth.

S&T is subject to extensive state and federal regulation, supervision and legislation that govern nearly every aspect of our operations. Changes to these laws could affect our ability to deliver or expand our services and diminish the value of our business.

Interest rate movements impact the earnings of S&T.

S&T is exposed to interest rate risk, through the operations of its banking subsidiary, since substantially all of S&T Bank’s assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and value of financial instruments. S&T Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. In an increasing interest rate environment, the cost of funds sometimes increases more rapidly than the interest earned on the loans and securities because the primary source of funds are deposits with generally shorter maturities than the maturities on loans and investment securities. This could cause the net interest rate spread to compress and negatively impact S&T Bank’s profitability.

S&T’s business strategy includes growth plans through internal growth and acquisitions. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

S&T intends to continue pursuing a profitable growth strategy. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in growth stages of development. We cannot assure you that we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy. Also, if we grow more slowly than anticipated, our operating results could be materially adversely affected.

Our ability to grow successfully will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. There can be no assurance that growth opportunities will be available or that growth will be successfully managed.

Downturn in the local economies may adversely affect our business.

S&T’s business is concentrated in the western-Pennsylvania area. As a result, its financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in this area. A prolonged period of economic recession or other adverse economic conditions in this area could have a negative impact on S&T. S&T can provide no assurance that conditions in its market area economies will not deteriorate in the future and that such deterioration would not have a material adverse effect on S&T.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in certain assets and other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program (“TARP”). The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Treasury has agreed to purchase equity securities from over 350 participating healthy institutions, including S&T.

Numerous other actions have been taken, and proposals have been considered by the U.S. Congress, the Treasury Department, and the federal regulatory agencies, including the Board of Governors of the Federal Reserve System, the FDIC, the SEC and others to address the current liquidity and credit situation. These measures include: homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; restrictions on compensation for institutions participating in certain government programs, a temporary increase in the federal deposit insurance limit from $100,000 to $250,000 per accounts in the same title and name, and coordinated international efforts to address liquidity and other issues in the banking sector. The EESA and the other statutory and regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material on our business, financial condition and results of operations. This could result in, among other things, limiting our ability to access additional capital, and a deterioration in credit quality or a reduced demand for credit, including a resultant effect on S&T’s loan portfolio and allowance for loan losses.

Risks Related to the Series A Preferred Stock

The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A Preferred Stock; and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series A Preferred Stock are equity interests in S&T and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on S&T with respect to assets available to satisfy claims on S&T, including in a liquidation of S&T. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, or (2) as a Pennsylvania corporation, we may not pay dividends if, after giving effect thereto, we would not be able to pay our debts as they come due in the usual course of business, or our total assets would be less than our total liabilities and the amount needed to satisfy the liquidity preferences of any preferred stock.

S&T Bancorp is an entity separate and distinct from its principal subsidiary, S&T Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary. Accordingly, S&T Bancorp is and will be dependent upon dividends from S&T Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock and its common stock. S&T Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event S&T Bank is unable to pay dividends to S&T Bancorp, S&T Bancorp may not be able to pay dividends on the Series A Preferred Stock. Also, S&T Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.

An active trading market for the Series A Preferred Stock may not develop.

The Series A Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series A Preferred Stock on an exchange unless we are requested to do so by Treasury pursuant to the securities purchase agreement between S&T and Treasury. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.

The Series A Preferred Stock may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66  2/3% of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series A Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A Preferred Stock have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and certain other matters and except as may be required by Pennsylvania law. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the S&T Bancorp Board of Directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Series A Preferred Stock—Voting Rights.” Based on the current number of members of the S&T Bancorp Board of Directors (17), directors elected by the holders of the common stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series A Preferred Stock.

If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $5,433,800 annually) to 9.0% per annum (approximately $9,780,840 annually). See “Description of Series A Preferred Stock—Redemption and Repurchases.” Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Risks Related to Our Common Stock

We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock.

We are currently authorized to issue up to 50,000,000 shares of common stock of which as of February 9, 2009, 27,637,317 shares are currently outstanding and up to 10,000,000 shares of preferred stock of which 108,676 shares are outstanding. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders. In addition, a total of 4,700,000 shares of common stock have been reserved for issuance under our stock option plans including a total of 1,242,636 shares of common stock outstanding on December 31, 2008. As of December 31, 2008, restricted stock of 42,986 shares were issued and options to purchase a total of 1,199,650 shares were exercisable and had exercise prices ranging from $19.81 to $37.86. Any such issuance will dilute the percentage ownership interest of shareholders and may further dilute the book value of our common stock.

Provisions of our Articles of Incorporation and the Pennsylvania Business Corporation Law could deter takeovers which are opposed by the Board of Directors.

Our articles of incorporation require the approval of 66  2/3% of our outstanding shares for any merger or consolidations. As a Pennsylvania corporation with a class of securities registered with the SEC, S&T has opted in to certain provisions of the Pennsylvania Business Corporation Law. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors.

The securities purchase agreement between S&T and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between S&T and Treasury provides that prior to the earlier of (i) January 16, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by S&T or transferred by Treasury to third parties, we may not, without the consent of Treasury: (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series A Preferred Stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on the Series A Preferred Stock will reduce the net income available to common stockholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of S&T Bancorp. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 1.8% of the shares of our common stock outstanding as of February 9, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

DESCRIPTION OF SERIES A PREFERRED STOCK

This section summarizes specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the Certificate of Designations, a copy of which was attached as Exhibit 3.1 to S&T’s Current Report on Form 8-K filed on January 15, 2009 and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 108,676 shares, without par value, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to Treasury on January 16, 2009 in connection with the TARP Capital Purchase Program for a purchase price of $108,676,000. Pursuant to the securities purchase agreement between S&T and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. See “Description of Depositary Shares.”

Dividends

Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 16, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (as defined below), other than dividends payable solely in shares of common stock, or Parity Stock (as defined below), other than dividends paid on a pro rata basis with the Series A Preferred Stock, and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of S&T Bancorp. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of S&T Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of S&T Bancorp, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of S&T Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of S&T Bancorp with another entity nor a sale, lease or exchange of all or substantially all of S&T Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of S&T Bancorp.

Redemptions and Repurchases

The Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $27,169,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. A “Qualified Equity Offering” is defined as the sale for cash by S&T Bancorp (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The securities purchase agreement between S&T and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, S&T may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

Shares of Series A Preferred Stock that S&T redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by S&T as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Pennsylvania law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of S&T Bancorp will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as a Preferred Director who would cause S&T Bancorp to violate any corporate governance requirements of any securities exchange or other trading facility on which S&T Bancorp’s securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Under federal regulations, if the holders of the Series A Preferred Stock are or become entitled to vote for the election of directors, the Series A Preferred Stock may then be deemed a “class of voting securities” and a holder of 10% or more of the Series A Preferred Stock that is a company may then be subject to regulation as a savings and loan holding company. In addition, at such time as the Series A Preferred Stock is deemed a class of voting securities, (a) any bank holding company may be required to obtain the approval of the Federal Reserve to acquire more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the Series A Preferred Stock.

In addition to any other vote or consent required by Pennsylvania law or by our articles of incorporation, the vote or consent of the holders of at least 66  2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend our Articles of Incorporation or the Certificate of Designations for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of S&T Bancorp; or

•

amend our Articles of Incorporation or the Certificate of Designations for Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of S&T Bancorp with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which S&T Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by S&T or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the securities purchase agreement between S&T and Treasury, S&T has agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. The Shares of Series A Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury. If S&T enters into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole shares of Series A Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which S&T would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “Where You Can Find More Information.”

DESCRIPTION OF WARRANT

This section summarizes specific terms and provisions of the warrant S&T issued to Treasury on January 16, 2009, concurrent with our sale to Treasury of 108,676 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the warrant contained in this section is qualified in its entirety by the actual terms of the warrant, a copy of which was attached as Exhibit 4.2 to S&T’s Current Report on Form 8-K filed on January 20, 2009 and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

The warrant gives the holder the right to initially purchase up to 517,012 shares of S&T’s common stock at an exercise price of $31.53 per share. Subject to the limitations on exercise to which Treasury is subject described under “—Transferability,” the warrant is immediately exercisable and expires on January 16, 2019. The exercise price may be paid (i) by having S&T withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both S&T and the warrant holder consent, in cash.

Possible Reduction in Number of Shares

If S&T (or any successor to S&T by a business combination) complete one or more Qualified Equity Offerings (as defined under “Description of Series A Preferred Stock-Redemption and Repurchases”) prior to December 31, 2009 resulting in aggregate gross proceeds of at least $108,676,000 (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to S&T), the number of shares of common stock underlying the warrant then held by Treasury will be reduced by 50%. The number of shares subject to the warrant are subject to further adjustment as described below under “—Other Adjustments.”

Transferability

The warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the warrant with respect to one-half of the shares underlying the warrant prior to the earlier of (i) the date on which S&T (or any successor to us by a business combination) has received aggregate gross proceeds of at least $108,676,000 (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the warrant. This does not apply to any other person who acquires any portion of the warrant, or the shares of common stock underlying the warrant, from Treasury.

Other Adjustments

The exercise price of the warrant and the number of shares underlying the warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•

until the earlier of (i) the date on which Treasury no longer holds any portion of the warrant and (ii) January 16, 2012, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of the then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our common stock; or

•

a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Stockholders

The warrant does not entitle its holder to any of the rights of a stockholder of S&T Bancorp prior to exercise.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	50,000,000 shares of common stock, par value $2.50 per share; and

•	10,000,000 shares of preferred stock, without par value.

As of February 9, 2009, there were 27,637,317 shares of our common stock issued and outstanding, 108,676 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles and bylaws and to applicable Pennsylvania law.

Common Stock

General. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury. The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) January 16, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities.

Preferred Stock

Our charter permits our Board of Directors to authorize the issuance of up to 10,000,000 shares of preferred stock, without par value, in one or more series, without stockholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “Description of Series A Preferred Stock—Voting Rights”) or by the rules of the Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and the Series A Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects—Authorized Shares.”

For a description of the terms of the Series A Preferred Stock, see “Description of Series A Preferred Stock.”

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our charter authorizes the issuance of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Voting Limitation. The Pennsylvania Business General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) equal to at least 20%, 33  1/3% and 50%, approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through an article or bylaw provision, which we have done pursuant to our articles. Accordingly, the Pennsylvania control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could seek stockholder approval of an amendment to our articles to eliminate the opt-out provision; such an amendment would require a supermajority vote. See “—Amendment of Articles and Bylaws.”

Board of Directors. Except with respect to any directors who may be elected by any class or series of preferred stock, all directors elected prior to or at S&T Bancorp’s 2008 Annual Meeting were elected for three-year terms, expiring at the third annual meeting following their election. All directors elected at or after S&T Bancorp’s 2009 Annual Meeting will be elected at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders following their election. Each director will serve until his or her successor has been elected and will qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier death, resignation, removal or disqualification from office. Our articles provide that stockholders may not cumulate their votes in the election of directors.

Our articles provide that we will have the number of directors fixed from time to time by our Board of Directors by a vote of a majority of the Board. S&T Bancorp currently has seventeen directors. Our bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, any director so chosen shall hold office until the next annual meeting for the remainder of the full term of the class of directors in which the vacancy occurred.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods. See “Description of Series A Preferred Stock—Voting Rights.”

Special Meetings of Stockholders. Special meetings of stockholders may be called by our Board of Directors the President or by the shareholders entitled to cast at least one-fifth (1/5th) of the vote, which all shareholders are entitled to cast at the particular meeting.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

We have opted-in of the Pennsylvania business combination statute through a provision in our articles.

Amendment of Articles and Bylaws.

Our articles generally may be amended upon approval by the Board of Directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of the majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. The amendment of certain provisions of our charter, however, requires the vote of the holders of at least 66 2/3% of the votes that all shareholders are entitled to cast thereon at a regular or special meeting of shareholders. These include provisions relating to: Article 9 (Classification of Directors) and Article 12 (Shareholder Action).

Our bylaws may be amended by a majority vote of the Board of Directors at any regular or special meeting of the board duly convened.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer Company.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) Treasury, which acquired all of the shares of Series A Preferred Stock and the warrant from S&T on January 16, 2009 in a private placement exempt from the registration requirements of the Securities Act, and (ii) any other person or persons holding shares of Series A Preferred Stock or depositary shares evidencing fractional interests in shares of Series A Preferred Stock, any portion of the warrant and any shares of our common stock issued upon exercise of the warrant, to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury. Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of the Series A Preferred Stock and the entire amount of the warrant (none of which has been exercised) covered by this prospectus.

The securities to be offered under this prospectus for the account of the selling securityholders are:

•

108,676 shares of Series A Preferred Stock, representing 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, depositary shares evidencing fractional share interests in such shares of Series A Preferred Stock;

•	a ten-year warrant to purchase 517,012 shares of our common stock at an exercise price of $31.35 per share, subject to adjustment as described under “Description of Warrant”; and

•

the 517,012 shares of our common stock issuable upon exercise of the warrant (subject to adjustment as described under “Description of Warrant”), which shares, if issued, would represent ownership of approximately 1.8% of the shares of our common stock outstanding as of February 9, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling shareholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury’s acquisition of the Series A Preferred Stock and warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling shareholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the securities purchase agreement between us and Treasury, or the selling securityholders will be entitled to contribution. We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless we are requested to do so by Treasury. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Arnold  & Porter LLP.

EXPERTS

The consolidated financial statements of S&T Bancorp, Inc. and subsidiaries as of December 31, 2007, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of S&T Bancorp, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006, included in S&T Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

S&T Bancorp, Inc.

108,676 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A,

Liquidation Preference $1,000 Per Share

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

517,012 Shares of Common Stock and Warrant to Purchase Such Shares

PROSPECTUS

February 13, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. S&T Bancorp, Inc. (the “Registrant”) will bear all of these expenses.

Registration fee under the Securities Act	$4,911.61
Legal fees and expenses*	75,000.00
Accounting fees and expenses*	25,000.00
Printing and other miscellaneous fees and expenses*	10,000.00

Total	$114,911.61

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification of Officers and Directors

Section 1741 of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V of S&T’s by-laws provides indemnification of directors and officers of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s by-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the PBCL described above and Section 501(4) of the by-laws of S&T.

Item 16.	Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document
3.1	Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit B to Registration Statement (No. 2-83565) on Form S-4 of S&T Bancorp, Inc., dated May 5, 1983, and incorporated herein by reference.

3.2	Amendment to Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit 3.2 to Form S-4 Registration Statement (No. 33-02600) dated January 15, 1986, and incorporated herein by reference.

3.3	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective May 8, 1989, incorporated herein by reference. Filed as Exhibit 3.3 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ended December 31, 1998 and incorporated herein by reference.

3.4	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective July 21, 1995. Filed as Exhibit 3.4 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ended December 31, 1998 and incorporated here by reference.

3.5	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective June 18, 1998. Filed as Exhibit 3.5 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ended December 31, 1998 and incorporated herein by reference.

3.6	Articles of Amendment. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q for quarter ended June 30, 2008 and incorporated herein by reference.

3.7	By-laws of S&T Bancorp, Inc. Filed as Exhibit 3.2 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q for quarter ended June 30, 2008 and incorporated herein by reference.

3.8	Certificate of Designation. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K dated January 15, 2009 and incorporated herein by reference.

4.1	Certificate evidencing the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Filed as Exhibit 4.1 to S&T Bancorp, Inc. Current Report on Form 8-K dated January 20, 2009 and incorporated herein by reference.

4.2	Warrant to purchase shares of the Registrant’s common stock dated January 16, 2009. Filed as Exhibit 4.2 to S&T Bancorp, Inc. Current Report on Form 8-K dated January 20, 2009 and incorporated herein by reference.

5.1	Opinion of Arnold & Porter LLP. Filed herewith.

Exhibit Number	Description of Document
10.1	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated January 16, 2008 between the Registrant and the United States Department of the Treasury. Filed as Exhibit 10.1 to S&T Bancorp, Inc. Current Report on Form 8-K dated January 20, 2009 and incorporated herein by reference.

12.1	Statement of Ratio of Earnings to Fixed Charges and Preferred Dividends. Filed herewith.

23.1	Consent of KPMG LLP, independent registered public accounting firm. Filed herewith.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm. Filed herewith.

23.3	Consent of Arnold & Porter LLP (contained in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney. Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on February 13, 2009.

S&T BANCORP, INC.

By:	/s/ TODD D. BRICE
Todd D. Brice President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Principal Officers:

/s/ TODD D. BRICE Todd D. Brice	President and Chief Executive Officer (Principal Executive Officer) and Director	Date: February 13, 2009

/s/ ROBERT E. ROUT Robert E. Rout	Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary (Principal Financial and Accounting Officer)	Date: February 13, 2009

* James C. Miller	Chairman of the Board

Directors:

* John N. Brenzia	Director

* Thomas A. Brice	Director

* John J. Delaney	Director

* Michael J. Donnelly	Director

* William J. Gatti	Director

* Jeffrey D. Grube	Director

* Frank W. Jones	Director

* Joseph A. Kirk	Director

* David L. Krieger	Director

* James V. Milano	Director

Christine J. Olson	Director

* Alan Papernick	Director

* Robert Rebich	Director

* Charles A. Spadafora	Director

* Charles G. Urtin	Director

Directors:

*By:	/s/ ROBERT E. ROUT	Dated: February 13, 2009
Robert E. Rout, Attorney-in-Fact pursuant to Power of Attorney filed herewith.